Exhibit 16.3

September 13, 2004

Office of the Chief Accountant –

SECPS Letter File

Mail Stop 1103

Securities and Exchange Commission

450 5th Street, N.W.

Washington, DC  20549

This is to confirm that on September 13, 2004, Kantor, Sewell & Oppenheimer, PA (KSO) resigned as the auditor of IWT Tesoro Corporation (Commission File No. 333-104448).

Kantor, Sewell & Oppenheimer, PA’s reports on the financial statements of IWT Tesoro Corporation during the two most recent fiscal years and the subsequent interim periods contained no adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles.

During the last two fiscal years and the subsequent interim periods, there were no disagreements (either material or immaterial) with IWT Tesoro Corporation on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KSO, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

None of the “reportable events” described in Item 304(a)(1)(ii) of Regulation S-K occurred with respect to IWT Tesoro Corporation within the last two fiscal years and the subsequent interim periods to the date of our decision to resign as the auditor of IWT Tesoro Corporation.

KSO has read the statements contained in Item 4.01 a. of IWT Tesoro Corporation’s Form 8-K dated September 13, 2004 and are in agreement with the statements contained therein.

Very truly yours,

/s/ Steven M. Kantor, CPA

Steven M. Kantor, CPA
KANTOR, SEWELL & OPPENHEIMER, PA

SMK/dl

CC:	Mr. Henry J. Boucher, Jr., CEO
Audit Committee of
IWT Tesoro Corporation
191 Post Road West, Suite 10
Westport, CT 06880